UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2006

CHENIERE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16383	95-4352386
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

717 Texas Avenue Suite 3100 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 659-1361

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Cheniere Energy, Inc. is filing this Report to provide updates of certain information regarding its business, operations and financial information, as set forth below in this Item 8.01. As used in this Form 8-K, unless we indicate otherwise or the context otherwise requires, the terms “our,” “we,” “us,” “Cheniere” and similar terms refer to Cheniere Energy, Inc. and our subsidiaries.

Forward-Looking Statements

This Form 8-K contains certain statements that are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among others:

•	statements that we expect to commence or complete construction of our Sabine Pass liquefied natural gas, or LNG, receiving terminal, or any expansions thereof, by certain dates, or at all;

•	statements regarding any financing transactions or arrangements;

•	statements relating to the construction of our Sabine Pass LNG receiving terminal, including statements concerning the engagement of any engineering, procurement and construction, or EPC, or other contractor and the anticipated terms and provisions of any agreement with any EPC or other contractor, and anticipated costs related thereto;

•	statements regarding any terminal use agreement, or TUA, including the Cheniere Marketing, Inc. TUA described below under “Business—Cheniere Marketing TUA”, or other agreement to be entered into or performed substantially in the future, including any cash distributions and revenues anticipated to be received and the anticipated timing thereof, and statements regarding the amounts of total LNG regasification capacity that are, or may become subject to, TUAs or other contracts;

•	statements that our Sabine Pass LNG receiving terminal, when completed, will have certain characteristics, including amounts of regasification and storage capacities, a number of storage tanks and pipeline deliverability, if any;

•	statements regarding our business strategy, our business plans or any other plans, forecasts, projections or objectives, any or all of which are subject to change;

•	statements regarding any independent engineer’s assumptions, estimates, projections or conclusions; and

•	any other statements that relate to non-historical or future information.

These forward-looking statements are often identified by the use of terms and phrases such as “achieve,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “plan,” “project,”

“propose,” “strategy” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this Form 8-K.

Our actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in this Form 8-K and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these risk factors. These forward-looking statements are made as of the date of this Form 8-K. Other than as required under the securities laws, we assume no obligation to update or revise these forward-looking statements or provide reasons why actual results may differ.

Business

Construction and Operation Schedule

In March 2005, we commenced construction of an LNG receiving terminal located in western Cameron Parish, Louisiana on the Sabine Pass Ship Channel, which we refer to as our Sabine Pass LNG receiving terminal. The terminal is being constructed by, and will be owned and operated by, Sabine Pass LNG, L.P., or Sabine Pass LNG, which is a wholly-owned subsidiary of Cheniere. We expect to complete construction and cool down of the first two tanks at our Sabine Pass LNG receiving terminal, complete related equipment installation and precommissioning checks and tests, and achieve revaporized natural gas sendout at a rate of 2.0 billion cubic feet per day, or Bcf/d, or more for a continuous period of at least 24 hours by the first quarter of 2008. We expect to complete construction and cool down of a third tank and the rest of Phase 1 at our Sabine Pass LNG receiving terminal, and achieve the full 2.6 Bcf/d of Phase 1 regasification capacity, in the third quarter of 2008. Phase 2 – Stage 1 expansion of our Sabine Pass LNG receiving terminal will include construction and cool down of a fourth and fifth LNG storage tank, additional vaporizers and related facilities. LNG regasification operations relating to Phase 2 – Stage 1 are expected to commence by April 2009. We expect to complete all of Phase 2 – Stage 1, and achieve full operability at 4.0 Bcf/d, in the third quarter of 2009.

Cheniere Marketing TUA

It is currently anticipated that Cheniere Marketing, Inc., or Cheniere Marketing, a wholly-owned subsidiary of Cheniere, will enter into an amended and restated TUA with Sabine Pass LNG to reserve 2.0 Bcf/d of LNG regasification capacity at our Sabine Pass LNG receiving terminal. We refer to this amended and restated TUA with Cheniere Marketing as the Cheniere Marketing TUA. This Cheniere Marketing TUA will provide annual revenues of approximately $250 million for at least 19 years commencing January 1, 2009, plus initial revenues of $5 million per month during 2008 commencing on the date of commercial operations completion.

The Cheniere Marketing TUA will provide berthing for LNG vessels and for the unloading, storage and regasification of LNG at our Sabine Pass LNG receiving terminal.

Sabine Pass LNG will have no obligation to provide Cheniere Marketing with certain services such as (i) harbor, mooring and escort services for LNG vessels, including the provision of tugboats, (ii) the transportation of natural gas downstream from our Sabine Pass LNG receiving terminal or the construction of any pipelines to provide such transportation or (iii) the marketing of natural gas.

Under the Cheniere Marketing TUA, Cheniere Marketing will reserve 781,830,000 million British thermal units, or MMBtu, of annual LNG receipt capacity, which is equivalent to approximately 2.0 Bcf/d of regasification capacity assuming an energy content of 1.05 MMBtu per thousand cubic feet, or Mcf, and retainage of 2%.

The Cheniere Marketing TUA is scheduled to commence as of January 1, 2008 (subject to commercial operations completion), will run for a term of 20 years from the commercial start date under the Cheniere Marketing TUA and will be subject to four additional 10-year extension terms. Beginning on the commercial start date under the Cheniere Marketing TUA, Cheniere Marketing will agree to pay Sabine Pass LNG a fixed monthly fee for this regasification capacity that is comprised of: (i) a reservation fee of $0.28 per MMBtu times 1/12 of the reserved LNG receipt capacity; (ii) an operating fee of $0.04 per MMBtu times 1/12 of the reserved LNG receipt capacity, which operating fee is adjusted annually for changes in the U.S. Consumer Price Index (All Urban Consumers), or CPI; and (iii) certain other taxes and regulatory costs. Notwithstanding the foregoing, Cheniere Marketing will pay a flat fee of $5 million per month from the commercial start date under the Cheniere Marketing TUA through December 31, 2008. The maximum LNG reception quantity allocated to Cheniere Marketing will be reduced to the extent that our Sabine Pass LNG receiving terminal is unable to provide services up to such amount as a result of the timing of start dates under existing customer agreements (including the TUAs with Total LNG USA, Inc., or Total, and Chevron USA, Inc., or Chevron) or delays in commencing commercial operations of the Phase 2 – Stage 1 expansion of our Sabine Pass LNG receiving terminal; however, the fees to be paid by Cheniere Marketing under the Cheniere Marketing TUA will not be accordingly adjusted. In addition, each month, Sabine Pass LNG will be entitled to receive a “retainage” equal to 2% of the LNG delivered for Cheniere Marketing’s account, out of which Sabine Pass LNG will be obligated to provide fuel for self-generated power and gas unavoidably lost at the facility. All of Cheniere Marketing’s obligations during the initial 20-year term of the Cheniere Marketing TUA will be supported by an irrevocable guaranty in favor of Sabine Pass LNG by Cheniere.

If any governmental authority (i) imposes any taxes on Sabine Pass LNG (excluding taxes on revenue or income) with respect to the services provided under the Cheniere Marketing TUA, or our Sabine Pass LNG receiving terminal or (ii) enacts any safety or security related regulation which materially increases Sabine Pass LNG’s costs in relation to the services provided at our Sabine Pass LNG receiving terminal, Cheniere Marketing will bear such taxes or increased regulatory costs at a rate proportional to its percentage of the right to use of our Sabine Pass LNG receiving terminal total capacity.

Both Sabine Pass LNG and Cheniere Marketing will be able to assign their respective interests under the Cheniere Marketing TUA to affiliates, and, as permitted by the Cheniere Marketing TUA, Sabine Pass will be able to pledge its interest under the Cheniere Marketing TUA to secure indebtedness.

In addition, Cheniere Marketing may make a partial assignment of its total reserved regasification capacity (but not its rights to excess capacity described below) to non-affiliates provided that (i) the assignee agrees to be bound by the Cheniere Marketing TUA, (ii) Cheniere Marketing continues to be liable for all payment due under the Cheniere Marketing TUA, and (iii) Cheniere Marketing and the assignee designate a representative and jointly exercise all rights under the Cheniere Marketing TUA.

An assignment under the Cheniere Marketing TUA will terminate Cheniere Marketing’s obligations only if (i) the assignment constitutes all of Cheniere Marketing’s rights and obligations, (ii) the assignee agrees to assume all obligations of the assignor from inception of the Cheniere Marketing TUA, and (iii) the assignee demonstrates creditworthiness at the time of the assignment that is reasonably acceptable to Sabine Pass LNG (and including credit standards that will be deemed acceptable).

Cheniere Marketing will be able to terminate the Cheniere Marketing TUA if Sabine Pass LNG has declared force majeure with respect to a period that has extended, or is projected to extend, for 18 months, or for reasons not excused by force majeure or Cheniere Marketing’s actions, if Sabine Pass LNG:

•	fails to deliver at least 201,972,750 MMBtu of Cheniere Marketing’s total natural gas nominations in a 12-month period;

•	fails entirely to receive at least 17 cargoes nominated by Cheniere Marketing over a period of 90 consecutive days; or

•	fails to unload 53 cargoes or more scheduled for delivery by Cheniere Marketing for a 12-month period.

Sabine Pass LNG will be able to terminate the Cheniere Marketing TUA if Cheniere Marketing commences bankruptcy, reorganization or liquidation proceedings, or has such proceedings commenced against it.

Either party will be able to terminate the Cheniere Marketing TUA with 30 days written notice if (i) a party has failed to pay when due an amount owed that causes its cumulative delinquency to exceed three times the monthly capacity reservation fee, (ii) the cumulative delinquency has not been paid within 60 days of such notice and (iii) the other party has subsequently given 30 days’ written notice to terminate the Cheniere Marketing TUA.

The Cheniere Marketing TUA will be designed to work in tandem with the Total TUA and the Chevron TUA and will state that no provision of the Cheniere Marketing TUA shall be effective if and to the extent that it expressly conflicts with a provision of the Total TUA or the Chevron TUA. Any excess capacity at our Sabine Pass LNG receiving terminal that Sabine Pass LNG is not contractually obligated to make available to any other customer and any capacity that any other customer elects not to use may be used exclusively by Cheniere Marketing without any additional charge or fee except for 2% retainage and port charges in respect of vessels entering or leaving our Sabine Pass LNG receiving terminal. This excess capacity may be available from time to time, including at completion of Phase 1 and the outset of commercial operation of our Sabine Pass LNG receiving terminal, which is the date on which our Sabine Pass LNG receiving terminal is projected to have capacity of 2.6 Bcf/d.

The effective date at which Cheniere Marketing is to begin to purchase and pay for services from our Sabine Pass LNG receiving terminal is the later of January 1, 2008 or the date of commercial operations completion, which is currently expected to be 15 to 18 months before the commercial start date under the Total TUA or Chevron TUA.

The Cheniere Marketing TUA will also provide that, at Cheniere Marketing’s request, Sabine Pass LNG must construct a sixth LNG storage tank with a working capacity of approximately 160,000 cubic meters of LNG for the benefit of Cheniere Marketing as soon as possible but not later than four years after notification from Cheniere Marketing. Sabine Pass LNG’s obligation to construct the additional LNG storage tank will be subject to its (i) receipt of all Federal Energy Regulatory Commission and other required governmental permits and approvals, (ii) receipt of all required approvals from Sabine Pass LNG’s lenders under its amended and restated credit facility or successor credit agreements and (iii) obtaining financing that Sabine Pass LNG considers reasonably acceptable in form and content.

In connection with the Cheniere Marketing TUA, Cheniere Marketing also will enter into a letter agreement with Cheniere LNG, Inc., a wholly-owned subsidiary of Cheniere, and Sabine Pass LNG pursuant to which Cheniere Marketing will agree to relinquish up to 200 million cubic feet per day, or Mmcf/d, of its capacity (and proportionately reduce its fixed monthly fee) under the Cheniere Marketing TUA if required to allow Sabine Pass LNG to satisfy obligations under a potential TUA with J & S Cheniere S.A., or J&S Cheniere. J&S Cheniere is a Swiss company in which Cheniere holds a minority interest. This arrangement stems from a 2003 option agreement between Cheniere LNG, Inc. and J&S Cheniere pursuant to which J&S Cheniere has an option to negotiate a TUA for up to 200 Mmcf/d of vaporization capacity and proportional LNG storage at our Sabine Pass LNG receiving terminal. The terms of the potential TUA contemplated by the J&S Cheniere option agreement have not been negotiated or finalized, and we have publicly disclosed our anticipation that definitive arrangements with J&S Cheniere may involve different terms and transaction structures than were contemplated when the option agreement was entered into in December 2003.

Financial Information

Construction of our Sabine Pass LNG receiving terminal is well underway, with $507 million of the anticipated $900 to $950 million of Phase 1 construction expenditures, before financing costs, and $39 million of the anticipated $500 to $550 million of Phase 2 – Stage 1 construction expenditures, before financing costs, already funded as of September 30, 2006. As of September 30, 2006, we had spent $236.7 million of equity capital and capacity reservation fee prepayments and $270.5 million of project finance debt proceeds toward these construction costs. Our cost estimates are subject to change due to such items as cost overruns, change orders, changes in commodity prices (particularly nickel and steel), escalation of labor costs and additional funds that may be expended to maintain our construction schedule.

Bechtel Corporation, or Bechtel, is serving as EPC contractor under a lump-sum turnkey EPC agreement for Phase 1, and will provide design and engineering services and also act as construction manager for Phase 2 – Stage 1. We agreed to pay Bechtel a contract price of $646.9 million plus certain reimbursable costs for the work performed under the Phase 1 EPC agreement. This contract price is subject to adjustment for changes in certain commodity prices, contingencies, change orders and other items. As of September 30, 2006, change orders for $89.1 million were approved, increasing the total contract price to $736.1 million. We anticipate additional change orders intended to mitigate ongoing effects of the 2005 hurricanes will not exceed $25 million.

In July 2006, Sabine Pass LNG entered into a $1.5 billion amended and restated credit facility with HSBC Bank, USA, Société Générale and a syndicate of financial institutions to finance Phase 1 and the Phase 2 – Stage 1 expansion construction of our Sabine Pass LNG receiving terminal. As of September 30, 2006, Sabine Pass LNG had outstanding borrowings under its amended and restated credit facility in an aggregate amount of $351.5 million.

In August 2005, Cheniere LNG Holdings, LLC, a wholly-owned subsidiary of Cheniere, entered into a $600 million term loan with Credit Suisse. As of October 31, 2006, we estimate that the outstanding payoff amount of the term loan, including principal, accrued interest and a prepayment penalty, and less related cash reserve funds, will be approximately $463 million.

Attached hereto as Exhibit 99.1 are financial statements for Sabine Pass LNG for the periods stated therein. The unaudited financial statements have been prepared on the same basis as the audited financial statements for Sabine Pass LNG and, in the opinion of management of Sabine Pass LNG, Inc., the general partner of Sabine Pass LNG, include all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the information set forth therein. The past financial and/or operating performance of Sabine Pass LNG is not a reliable indicator of its future performance (particularly anticipated revenues, debt costs and expenses), and Sabine Pass LNG’s historical performance should not be used to anticipate results or future period trends.

Illustrative Cash Flow Summary

The information set forth below represents Sabine Pass LNG’s anticipated results of operations, including the projected revenues under its 20-year TUAs with Total, Chevron and Cheniere Marketing, for 2010, the first full year of operating revenues under all three TUAs. In preparing this information, Sabine Pass LNG has relied on assumptions regarding circumstances beyond the control of it or any other person. By their nature, the assumptions are subject to significant uncertainties and actual results will differ, perhaps materially, from those projected. We cannot give any assurance that these assumptions are correct or that this information will reflect actual results. Accordingly, this financial estimate is not intended to be a prediction of future results. For additional information relating to these financial estimates, please read “Risk Factors” below.

(Dollars in millions)	2010

Assuming payments under the 20-year TUAs with Total, Chevron and Cheniere Marketing are made as contractually stipulated, Sabine Pass LNG expects (i) the Total TUA to provide annual revenues of approximately $125 million for 20 years commencing April 1, 2009, (ii) the Chevron TUA to provide annual revenues of approximately $125 million for 20 years commencing July 1, 2009 and (iii) the Cheniere Marketing TUA to provide annual revenues of approximately $250 million for at least 19 years commencing January 1, 2009, plus initial revenues of $5 million per month during 2008 commencing on the date of commercial operations completion. The Independent Engineer (as defined below) has estimated that the total annual operating expenses for our Sabine Pass LNG receiving terminal will be approximately $39 million per year to support the full 4.0 Bcf/d of receiving capacity. Based on these expected TUA revenues and operating expenses, we believe that our Sabine Pass LNG receiving terminal will generate approximately $467 million in EBITDA in 2010.

TUA Revenues(1)
Total TUA(2)	$126
Chevron TUA(2)	129
Cheniere Marketing TUA	251

Aggregate TUA Revenues	506
Fixed Operating Expenses(3)	(37)
Additional Operating Expenses(4)	(2)

EBITDA(5)	$467

EBITDA/Interest(6)	3.1x
Total Debt/ EBITDA(7)	4.6x

(1)	Fixed capacity reservation fees, plus operating fees that are subject to adjustment for annual CPI inflation (assumed to be 2.5%). Sabine Pass LNG has not predicted potential inflation or deflation for subsequent years in estimating approximate annual revenues under our 20-year TUAs.
(2)	Includes $2 million of annual non-cash revenues related to capacity prepayments.
(3)	Based on operating and maintenance expenses of approximately $37 million to support the base LNG receiving capacity of 2.0 Bcf/d (the amount necessary to support the Total and Chevron TUAs), as the Independent Engineer has estimated.
(4)	Based on operating and maintenance expenses of approximately $2 million to support the additional 2.0 Bcf/d of LNG receiving capacity (to support the Cheniere Marketing TUA), as the Independent Engineer has estimated.
(5)	Calculated as total revenues less operating expenses. See “Non-GAAP Financial Measure,” below, for more information.
(6)	Assumes fixed interest rate of 7.000% paid semi-annually.
(7)	Assumes total debt of $2,150 million.

UHY LLP, Sabine Pass LNG’s independent auditor, has not reviewed the foregoing illustrative cash flow summary and, accordingly, does not express an opinion or any other form of assurance on it. Sabine Pass LNG does not intend to provide any revised illustrative cash flow summary. We expressly disclaim any duty to update the illustrative cash flow summary under any circumstances.

Non-GAAP Financial Measure

EBITDA estimates are used as a supplemental financial measure by management and by external users of Sabine Pass LNG’s financial statements, such as commercial banks, to assess:

•	the anticipated financial performance of Sabine Pass LNG’s assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of Sabine Pass LNG’s assets to generate cash sufficient to pay interest on its indebtedness; and

•	Sabine Pass LNG’s anticipated operating performance and return on invested capital compared to other comparable companies, without regard to their financing methods and capital structure.

Sabine Pass LNG’s EBITDA should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with generally accepted accounting principles, or GAAP. Sabine Pass LNG’s EBITDA excludes some, but not all, items that affect net income and operating income, and these measures may vary among companies. Therefore, Sabine Pass LNG’s EBITDA may not be comparable to similarly titled measures of other companies.

Sabine Pass LNG’s EBITDA is computed as total revenues less operating expenses. It does not include depreciation expense and certain non-operating items. Because Sabine Pass LNG has not forecasted such depreciation expense and non-operating items, Sabine Pass LNG has not forecasted net income, which would be the most directly comparable GAAP financial measure, and is therefore unable to reconcile differences between forecasts of EBITDA and net income.

Independent Engineer Report

Stone & Webster Management Consultants, Inc., or the Independent Engineer, has prepared a report that analyzes certain technical, environmental and economic aspects of our Sabine Pass LNG receiving terminal. This report includes, among other things, discussions of the technology used at the Sabine LNG receiving terminal, engineering and construction execution issues and costs, operating plans, environmental permitting status, and a technical review of the documents and agreements relating to our Sabine Pass LNG receiving terminal. A copy of the report is attached as Exhibit 99.2 to this Form 8-K and should be read in its entirety.

In the preparation of its report, the Independent Engineer has relied on assumptions regarding circumstances beyond the control of us or any other person. By their nature, these assumptions are subject to significant uncertainties, and actual results will differ, perhaps materially, from those stated in the report. The persons responsible for the assumptions contained in the report cannot give any assurance that these assumptions will prove to be correct.

UHY LLP, Sabine Pass LNG’s independent auditor, has not reviewed the Independent Engineer’s report and, accordingly, does not express an opinion or any other form of assurance on it. We will not provide with any revised report from the Independent Engineer. We expressly disclaim any duty to update the Independent Engineer’s report under any circumstances.

Below is a summary of the conclusions expressed by the Independent Engineer in its report. This is merely a summary and is subject to the information contained, and the assumptions made, in the Independent Engineer’s report. The Independent Engineer’s report should be read in its entirety in order for the reader to understand the basis of the conclusions and the assumptions upon which they are based.

Certain terms used in the summary below are defined in the Independent Engineer’s report. On the basis of its studies, analyses and investigations of our Sabine Pass LNG receiving terminal and the assumptions set forth in the Independent Engineer’s report, the Independent Engineer is of the opinion that:

•	The Phase 1 Project is technically viable;

•	The Phase 1 Project Budget is reasonable;

•	The Phase 1 Schedule is reasonable;

•	The Phase 1 Project has been approved by the FERC, indicating compliance with environmental regulations and that environmental risks are low;

•	The Phase 1 Project contracting strategy is reasonable and minimizes the strain on Sabine Pass LNG, which is a development stage company;

•	The Phase 1 EPC contract provides a suitable basis for contracting the required services;

•	The Phase 1 Project will provide ample availability to service the aggregate 2.0 Bcf/d export capacity requirements under the Total and Chevron TUAs;

•	The Phase 2 – Stage 1 Expansion of Sabine Pass poses negligible risk to the timely completion and operation of the Phase 1 Project;

•	The Phase 2 – Stage 1 Expansion is technically feasible and viable;

•	The Phase 2 – Stage 1 Budget is reasonable and generally consistent with that for the Phase 1 Project;

•	The Phase 2 – Stage 1 Schedule is reasonable;

•	The Phase 2 – Stage 1 Project has been approved by the FERC, indicating compliance with environmental regulations and that environmental risks are low;

•	The Phase 2 – Stage 1 Project contracting strategy provides Sabine Pass LNG with maximum flexibility in Phase 2 Project execution;

•	The Phase 2 – Stage 1 construction contracts provide a suitable basis for contracting the required services without impinging on the Phase 1 Project; and

•	The Phase 2 – Stage 1 Project will increase the overall export capacity to a maximum peak rate of 4.0 Bcf/d and a long-term sustainable capacity of at least approximately 3.5 Bcf/d.

Risk Factors

Our financial estimates, including our illustrative cash flow summary, are based on certain assumptions.

The financial estimates that we have included in this Form 8-K, including under “Illustrative Cash Flow Summary,” are based upon assumptions and information that are believed to reliable as of today. However, these estimates and assumptions are inherently subject to significant business, economic and other uncertainties, many of which are beyond our control. Financial estimates are necessarily speculative in nature, and it should be expect that some or all of the assumptions will not materialize. Actual results will probably vary from the estimates, and the variations will likely be material and are likely to increase over time. Consequently, the inclusion of estimates in this Form 8-K should not be regarded as a representation by us or any other person that the estimated results will actually be achieved. Moreover, we do not intend to update or otherwise revise the estimates to reflect events or circumstances after the date of this Form 8-K or to reflect the occurrence of unanticipated events. Undue reliance should not be placed on the estimates contained in this Form 8-K. Our estimates were not prepared with a view toward compliance with published guidelines of the Securities and Exchange Commission, the American Institute of Certified Public Accountants or any other regulatory or professional body, compliance with accounting principles generally accepted in the U.S. or elsewhere, or consistency with audited financial statements. Moreover, no independent accountants compiled or examined the estimates, and, accordingly, our independent accountants do not express an opinion or any other form of assurance with respect to our estimates and assume no responsibility for, and disclaim any association with, the estimates.

Item 9.01 Financial Statements and Exhibits.

d) Exhibits

Exhibit Number	Description
99.1	Sabine Pass LNG, L.P. Financial Statements.

99.2	Stone & Webster Management Consultants, Inc. Report, dated October 21, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHENIERE ENERGY, INC.

Date: October 23, 2006	By:	/s/ Zurab S. Kobiashvili
	Name:	Zurab S. Kobiashvili
	Title:	Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description
99.1	Sabine Pass LNG, L.P. Financial Statements.

99.2	Stone & Webster Management Consultants, Inc. Report, dated October 21, 2006.